EXHIBIT 99.1













                               Financial Statements


                                 Defense Business
                        of Texas Instruments Incorporated




                   Years ended December 31, 1996, 1995 and 1994
                       with Report of Independent Auditors





                                 Defense Business
                        of Texas Instruments Incorporated

                               Financial Statements



                   Years ended December 31, 1996, 1995 and 1994



                                     CONTENTS


         Report of Independent Auditors............................  1

         Audited Financial Statements

         Statements of Assets to be Acquired and
           Liabilities to be Assumed...............................  2
         Statements of Income......................................  3
         Statements of Cash Flows..................................  4
         Notes to Financial Statements.............................  5

































                          Report of Independent Auditors



         The Board of Directors
         Texas Instruments Incorporated

         We have audited the accompanying statements of assets to be acquired and liabilities to be assumed of the Defense Business of Texas Instruments Incorporated (the "Defense Business" as defined in Note 1) as of December 31, 1996 and 1995, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Texas Instruments Incorporated. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the Defense Business at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                /s/ Ernst & Young LLP


         February 18, 1997














                                 Defense Business
                        of Texas Instruments Incorporated
            Statements of Assets to be Acquired and Liabilities to be
                                     Assumed
                            (In thousands of dollars)


                                                         DECEMBER 31
                                                      1996        1995
                                                    -------     --------
         ASSETS
         Current assets:
           Accounts receivable                    $  278,054    $ 240,328
           Inventories (net of progress billings)    221,149      156,922
           Prepaid expenses                            1,085          441
                                                  ----------     --------
             Total current assets                    500,288      397,691

         Property, plant, and equipment, at cost     760,688      751,591
           Less accumulated depreciation            (464,878)    (458,565)
                                                  ----------    ---------
             Property, plant and equipment (net)     295,810      293,026

         Other assets                                 40,438       46,462
                                                   ---------     --------
         Total assets                              $ 836,536    $ 737,179
                                                   ---------     --------

         LIABILITIES
         Current liabilities:
           Accounts payable and accrued expenses     227,243      251,976
           Accrued retirement costs - current         53,503       49,668
                                                  ----------     --------
             Total current liabilities               280,746      301,644

         Accrued retirement costs                    172,244      157,638
                                                  ----------     --------
         Total liabilities                           452,990      459,282
                                                  ----------     --------
         Net Assets                                $ 383,546    $ 277,897
                                                  ==========    =========


         See accompanying notes.








                                  Defense Business
                          Of Texas Instruments Incorporated
                                Statements of Income
                              (In thousands of dollars)




                                             YEARS ENDED DECEMBER 31
                                           1996       1995        1994
                                          -------    ------      ------
         Net revenues                  $1,800,022 $1,739,016  $1,724,810

         Operating costs and expenses:
          Costs of revenues             1,415,139  1,379,389   1,374,618
          Marketing, general, and
            administrative                128,850    126,592     119,008
          Research and development         78,258     77,883      73,755
                                       ---------- ----------   ---------
            Total                       1,622,247  1,583,864   1,567,381
                                       ---------- ----------   ---------
         Profit from operations           177,775    155,152     157,429
         Other expense (net)               (2,809)    (6,154)     (2,123)
                                       ---------- ----------   ---------

         Income before provision for
          income taxes                    174,966    148,998     155,306
         Provision for income taxes        65,569     57,123      56,532
                                       ---------- ----------   ---------
         Net income                    $  109,397   $ 91,875    $ 98,774
                                       ========== ==========   =========

         See accompanying notes.


















                                 Defense Business
                        Of Texas Instruments Incorporated
                             Statements of Cash Flows
                            (In thousands of dollars)

                                               Years ended December 31
                                              1996      1995      1994
                                             ------    ------     -----
    Cash flows from operating activities:
         Net income                        $109,397   $91,875   $98,774
         Depreciation and amortization       86,760    76,504    85,764
         Charge for purchased R&D                 -     3,300         -
         Deferred income taxes               (2,663)    8,751    20,588
         Loss on sale of fixed assets         1,090     4,674     2,251
         (Increase) decrease in working
           capital:
           Accounts receivable              (37,726)  (67,195)   30,059
           Inventories                      (64,227)  (28,268)   13,592
           Prepaid expenses                    (644)     (327)    2,349
           Accounts payable and accrued
           expenses                         (24,529)  (24,722)   (4,250)
           Accrued retirement costs           3,835    15,637     4,882
         Increase (decrease) in noncurrent
           accrued retirement costs          14,606   (49,433)   (5,065)
                                            -------  --------   -------
    Net cash provided by operating
      activities                             85,899    30,796   248,944

    Cash flows from investing activities:
         Additions to property, plant and
           equipment                        (80,027)  (88,600)  (56,304)
         Acquisitions of businesses            (175)  (57,591)        -
    Net cash used in investing
           activities                       (80,202) (146,191)  (56,304)


    Cash flows from financing activities:
         Net transfers (to) from Texas
           Instruments                       (5,697)  115,395  (192,640)
                                           --------  --------  --------
    Net cash (used in) provided by
      financing activities                   (5,697)  115,395  (192,640)
    Net increase (decrease) in cash
      and cash equivalents                        -         -         -
    Cash and cash equivalents at
      beginning of period                         -         -         -
                                           --------  --------  --------
    Cash and cash equivalents at end of
      period                              $       - $       -  $      -
                                          ========= =========  ========
    See accompanying notes.







                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         1.   BASIS OF PRESENTATION

         Texas Instruments Incorporated ("TI") and Raytheon Company (the "Buyer") entered into a definitive agreement (the "Agreement") on January 4, 1997 under which, on the contractually designated closing date, the Buyer will acquire TI's Defense Systems and Electronics business ("DS&E"), TI's Smart Antenna business, TI's Commercial Uncooled IR business, TI's wholly owned subsidiary SAVI Technology, Inc., and certain corporate and other assets and liabilities of TI described below (such businesses and certain corporate and other assets and liabilities of TI together are referred to as the "Defense Business"). The financial statements present the assets to be acquired and liabilities to be assumed and results of operations and cash flows of the Defense Business based upon the structure of the transaction as described in the Agreement, and this transaction is herein referred to as the Acquisition.

         The financial statements are not intended to be a complete presentation of the financial position, results of operations and cash flows as if the Defense Business had operated as a stand-alone company. The financial statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions, in particular estimates of anticipated contract costs and revenues utilized in the earnings recognition process, that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Intercompany balances and transactions within the Defense Business have been eliminated.

         The Defense Business is engaged in the research, development, and manufacture of advanced defense systems, including tactical missiles, precision guided weapons, radar, night vision systems, and electronic warfare systems. The Defense Business operates in one industry segment, and the principal markets served include the military forces of the United States, aerospace prime contractors, international military customers and commercial customers who procure components and subsystems.

         The statements of assets to be acquired and liabilities to be assumed include certain TI corporate property (see Note 4) and certain TI pension plan and retiree health care benefit assets and obligations related to employees of the Defense Business (see Note 10).

         TI provides various services to the Defense Business including, but not limited to, facilities management, data processing, security, payroll and employee benefits administration, insurance administration, duplicating and telecommunications services. TI allocates these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among TI's businesses on the basis of their respective revenues, headcount, or other measures. In the opinion of management of TI, these methods of allocating costs are reasonable. These expenses totaled $162.7








                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         1.   BASIS OF PRESENTATION (continued)

         million, $168.5 million, and $161.3 million in 1996, 1995, and 1994, respectively. Such expense allocations to the Defense Business are allowable overhead costs on government contracts, with the exception of certain unallowable amounts which are not material.

         Sales from the Defense Business to affiliates of TI approxi-mated $27.2 million in 1996, $19.4 million in 1995, and $17.4 million in 1994. These amounts have been included in the statements of income. See also Note 14.

         The Defense Business participates in a centralized cash manage-ment system wherein cash receipts are transferred to and cash disbursements are funded by TI. Since cash and cash equiva-lents related to the Defense Business operations will not be acquired by the Buyer, they are excluded from the statements of assets to be acquired and liabilities to be assumed.


         Significant accounting policies are designated below as an integral part of the notes to financial statements to which the policies relate.

         2.  ACCOUNTS RECEIVABLE

                                                    DECEMBER 31
                                                  1996      1995
                                                --------  --------
                                                   (In Thousands)
         Accounts receivable - Commercial        $133,359    $110,051
         Accounts receivable - United States
           Government                              92,452     100,167
         Account receivable - Joint Venture
           (see Note 14)                           37,492      17,201
         Unreimbursed costs and fees               14,751      12,909
                                                 --------    --------
                                                 $278,054    $240,328
                                                 ========    ========

         Accounts Receivable from commercial customers include amounts receivable under subcontracts with government prime contrac-tors. Unreimbursed costs and fees relate to accrued but unbilled revenues under long-term cost reimbursement contracts (see Note 8). These amounts are billed in accordance with contract terms.








                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         3.  INVENTORIES

                                                      DECEMBER 31
                                                   1996         1995
                                                  --------   --------
                                                    (In Thousands)
         Raw materials and purchased parts        $ 106,610  $  90,313
         Long-term contracts in process             334,940    263,815
         Finished goods                               6,826      5,997
                                                  ---------   --------
         Total                                    $ 448,376  $ 360,125
         Less progress billings                    (227,227)  (203,203)
                                                 ----------   --------
         Inventories (net of progress billings)   $ 221,149  $ 156,922
                                                 ==========   ========

         Inventories related to long-term contracts are stated at actual production costs, including manufacturing overhead and special tooling and engineering costs, reduced by amounts identified with revenues recognized on units delivered or with progress completed. Such inventories are reduced by charging any amounts in excess of estimated realizable value to cost of revenues. The costs attributed to units delivered under long-term contracts are based on the estimated average cost of all units to be produced under existing contracts and are deter-mined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. Produc-tion costs included in inventories in excess of the estimated cost of in-process inventories (on the basis of estimated average cost of all units to be produced) were not material.

         4.  PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment is stated at cost less accumu-lated depreciation. Depreciation is computed primarily using the sum-of-the-years-digits method for buildings and improve-ments and the double declining-balance method for machinery and equipment. Fully depreciated assets are written off against accumulated depreciation. Maintenance and repairs are charged to expense.











                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         4.  PROPERTY, PLANT, AND EQUIPMENT (CONTINUED)

                                        Depreciable      December 31
                                           Lives      1996       1995
                                        ----------    ------     ------
                                                        (In Thousands)

         Land                                       $   5,483  $   5,483
         Buildings and improvements      9-40 years   248,479    257,917
         Machinery and equipment         6-10 years   506,726    488,192
                                                    ---------  ---------
         Total                                      $ 760,688    751,592
         Less accumulated depreciation               (464,878)  (458,566)
                                                    ---------  ---------
         Net property, plant, and
           equipment                                $ 295,810  $ 293,026
                                                    =========  =========

         Pursuant to the Agreement, Defense Business facilities owned by TI which are located in Lewisville, Texas and McKinney, Texas will be purchased by the Buyer, and the cost and related accumulated depreciation of such facilities are included in the financial statements of the Defense Business. See also Note 9.



         5.  OTHER ASSETS

                                      DECEMBER 31        DECEMBER 31
                                         1996               1995
                                      ----------         ----------
                                               (In Thousands)

                   Goodwill               $40,407          $  46,204
                   Other assets                31                258
                                         --------          ---------
                                        $  40,438          $  46,462
                                        =========          =========

         In 1995, TI made three business acquisitions which are included within the Defense Business. The combined cash purchase prices totaled approximately $57.8 million. Of this amount, $47.1 million of goodwill was recorded to reflect the excess of cash paid for these businesses over the fair values of their net assets. The goodwill for these acquisitions is being amortized on a straight-line basis over 7 to 10 year periods.






                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                    DECEMBER 31
                                               1996           1995
                                               ----           ----
                                                  (In Thousands)

         Accounts payable - trade          $ 54,165          $ 65,500
         Accrued product warranties          23,009            15,797
         Advance payments in excess of
          related inventories                46,095            65,773
         Accrued payroll and benefits        57,265            55,647
         Other                               46,709            49,259
                                          ---------         ---------
                                          $ 227,243         $ 251,976
                                          =========          ========

         7.  FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

         As of December 31, 1996 and 1995, the Defense Business had for-ward currency exchange contracts outstanding of $22.1 million and $88.9 million, respectively, to hedge specific firm commit-ments for multi-year product sale transactions denominated in pound sterling. The carrying amounts and current market settl-ement values of the forward contracts as of December 31, 1996 and 1995 were not significant. The forward currency exchange contracts are used to minimize the adverse impacts from the effect of exchange rate fluctuations on the Defense Business' specific commitments to sell products. In order to minimize its exposure to credit risk, the Defense Business limits its counterparties on the forward currency exchange contracts to investment-grade rated financial institutions.

         Financial instruments which subject the Defense Business to concentrations of credit risk primarily relate to accounts re-ceivable. Contracts involving the U.S. government do not require collateral or other security. The Defense Business conducts ongoing credit evaluations of domestic non-U.S. Government customers and generally does not require collateral or other security from these customers. The Defense Business generally requires international customers to furnish letters of credit or make advance payments in amounts sufficient to limit the Defense Business' credit risk to a minimal level. Historically, the Defense Business has not incurred any significant credit-related losses.








                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         8.  CONTRACT REVENUE RECOGNITION

         Revenues under long-term fixed price and fixed-price incentive contracts are recognized as deliveries are made or as performance targets are achieved. Revenues under long-term cost reimbursement contracts are recorded as costs are incurred and include estimated earned fees.

         Expected profits or losses on contracts are based on management estimates of total sales values and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which the revisions are made. In certain cases the estimated sales values include amounts expected to be realized from contract adjustments or claims subject to negotiations. Losses on contracts are recorded in full as they are identified.

         The Defense Business accounts for general and administrative costs as period costs for contract accounting purposes except in circumstances in which contract revenues are not estimated to be sufficient to cover actual production costs, including manufacturing overhead and allocable general and administrative overhead ("loss contract situation"). In a loss contract situation the loss recorded includes, therefore, future allocable general and administrative costs. As of December 31, 1996 and December 31, 1995, net contract inventories have been reduced by $14.8 million and $24.8 million, respectively, for future general and administrative costs.

         Revenues under United States Government prime contracts approximated $1,038 million in 1996, $978 million in 1995 and $985 million in 1994. Percentages of United States Government sales by contract type were as follows:

                                           1996      1995      1994
                                           ----      ----      ----
               Cost                         38%       32%       27%
               Firm-fixed-price             55%       64%       65%
               Fixed-price-incentive         7%        4%        8%
                                          ----      ----      ----
                       Total               100%      100%      100%
                                          ====      ====      ====

         A portion of work performed for the United States Government is under contracts that contain cost or performance incentives or both. These incentives provide for increases in fees or profits for surpassing stated targets or other criteria, or for decreases in fees or profits for failure to achieve such targets or other criteria. Performance incentives are included in sales at the time there is sufficient information to relate actual performance to targets or other criteria.







                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         9.  RENTAL EXPENSE AND LEASE COMMITMENTS

         The Defense Business occupies various facilities which are either owned or leased by TI (see Note 4). The statements of income include occupancy charges from TI of $25.7 million, $28.6 million, and $29.3 million in 1996, 1995, and 1994, respectively. These charges include depreciation, rent, and taxes (as applicable) incurred by TI and allocated to the Defense Business based on the square footage of facilities occupied. The occupancy charges historically allocated to the Defense Business do not necessarily represent current market rates to lease such facilities. TI will execute lease agreements with the Buyer at agreed-upon rates in connection with TI-owned facilities that will be utilized by the Buyer after the Acquisition is completed.

         The Defense Business also directly leases certain facilities and equipment from third parties under operating leases, many of which contain renewal options and escalation clauses. Total rental expense on such operating leases amounted to $2.8 million, $3.5 million, and $5.9 million in 1996, 1995, and 1994, respectively. The following indicates minimum rental commitments in succeeding years under these Defense Business leases (in millions): 1997: $4.2; 1998: $2.5; 1999: $0.7.

         In connection with the Acquisition, TI will assign to the Buyer certain non-cancelable operating lease commitments with third parties. The following indicates minimum rental commitments in succeeding years under these TI leases (in millions): 1997:
         $7.5; 1998:  $6.4; 1999:  $5.9; 2000:  $3.0; 2001:  $1.9; Later
         years:  $2.4.

         10.  PROFIT SHARING AND RETIREMENT PLANS

         The Defense Business participates in various incentive plans provided by TI for its employees, including general profit sharing and savings programs as well as an annual incentive plan for key employees. The Defense Business also participates in TI pension and retiree health care benefit plans. Pursuant to the Agreement, liabilities pertaining to employees of the Defense Business pension and retiree health care benefit plans are to be assumed by the Buyer. Profit sharing expense has been allocated to the Defense Business by TI based on relative payroll costs, and accrued retirement costs for the Defense Business have been separately determined based upon the Defense Business participants in the retirement plans of TI.








                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         10.  PROFIT SHARING AND RETIREMENT PLANS (CONTINUED)

         PROFIT SHARING

         There was no profit sharing expense in 1996. Profit sharing expense for the Defense Business was $67.3 million in 1995 and $42.1 million in 1994. Under the plan, TI contributes a portion of its net profits equal to 25% of the amount by which consolidated income (as defined) before profit sharing and income taxes exceeds 8% of TI's consolidated average assets for the year. For profit sharing earned by eligible participants in 1993 and prior, the contributions have been invested in TI common stock. For profit sharing earned by employees in 1994 and thereafter, several investment options in addition to TI common stock have been made available. And, for 1995 and thereafter, 50% of the profit sharing earned by employees is not contributed to a deferred plan but is paid as cash to the eligible participants.

         SAVINGS PROGRAM

         The Defense Business participates in the TI matched savings program whereby employees' contributions of up to 4% of their salary are matched by TI at the rate of 50 cents per dollar. Contributions are subject to statutory limitations. The contributions may be invested in several investment funds including TI common stock. The expense under this program charged by TI to the Defense Business was $8.1 million in 1996, $7.5 million in 1995 and $7.7 million in 1994.

         PENSION PLAN

         TI has a defined benefit plan which covers employees of the Defense Business and provides benefits based on years of service and employee's compensation. The plan is a career-average-pay plan which has been amended periodically in the past to produce approximately the same results as a final-pay type plan. The expected effects of such amendments have been considered in calculating pension expense. TI's funding policy is to contribute to the plan at least the minimum amount required by ERISA. Plan assets consist primarily of common stock, U.S. government obligations, commercial paper, and real estate.








                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         10.  PROFIT SHARING AND RETIREMENT PLANS (CONTINUED)

         Pension expense of the Defense Business includes the following components:

                                             1996      1995  1994
                                              -----------------------
                                                  (In Thousands)
         Service cost - benefits earned
          during the period              $ 19,769   $ 15,604  $ 18,812
         Interest cost on projected
          benefit obligation               27,677     25,127    26,514
         Return on plan assets:
          Actual return                   (51,153)   (34,881)    6,233
          Deferral                         29,485     14,500   (26,909)
         Net amortization                     (34)    (1,556)      212
                                         --------   --------  --------
         Pension expense                 $ 25,744   $ 18,794  $ 24,862
                                         ========   ========  ========


         The funded status of the TI plan relating to employees of the Defense Business was as follows:


                                                  December 31
                                              1996           1995
                                             -----------------------
                                                 (In Thousands)

        Actuarial present value of:
          Vested benefit obligation         $(277,458)  $(257,269)
                                            ---------   ---------
          Accumulated benefit obligation    $(310,730)  $(292,134)
                                            ---------   ---------
          Projected benefit obligation       (434,163)  $(428,999)
        Plan assets at fair value             326,117     278,471
                                            ---------   ---------

        Projected benefit obligation in
          excess of plan assets              (108,046)   (150,528)
        Unrecognized net asset from initial
          application of SFAS 87              (10,986)    (22,719)
        Unrecognized net (gain) loss           (5,597)     78,533
        Unrecognized prior service cost        12,204      12,041
        Accrued pension                     $(112,425)   $(82,673)
                                            =========    ========


         The projected benefit obligations for 1996 and 1995 were deter-mined using assumed discount rates of 7.25% and 7.0%, respec-tively, and an assumed average long-term pay progression rate of 4.25%. The assumed long-term rate of return on plan assets was 9.0%.









                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         10.  PROFIT SHARING AND RETIREMENT PLANS (CONTINUED)

         RETIREE HEALTH CARE BENEFIT PLAN

         In accordance with the TI plan, employees of the Defense Business are currently eligible to receive, during retirement, specified company-paid medical benefits. The plan is contributory and premiums are adjusted annually. For employees retiring on or after January 5, 1993, TI has specified a maximum annual amount per retiree, based on years of service, that it will pay toward retiree medical premiums. For employees who retired prior to that date, TI maintains a consistent level of cost sharing between the company and the retiree. Funding of the plan obligation is determined at the discretion of management. Plan assets consist primarily of common stock, U.S. government obligations, commercial paper, and obligations of U.S. states and municipalities.

         Expense of the Defense Business for the retiree health care benefit plan includes the following components:

                                                    1996    1995    1994
                                                    --------------------
                                                        (In Thousands)
         Service cost - benefits earned
           during the period                      $ 2,217 $ 2,120  $ 2,743
         Interest cost on accumulated
           postretirement benefit obligation       11,350  13,246   12,618
         Return on plan assets:
           Actual return                          (17,935) (3,660)  (3,228)
           Deferral                                14,547   1,604    2,437
         Amortization of prior service cost          (234)   (234)       -
                                                  ------- -------  -------
         Retiree health care benefit expense      $ 9,945 $ 13,076 $ 14,570
                                                  ======= ======== ========








                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         10.  PROFIT SHARING AND RETIREMENT PLANS (CONTINUED)

         The funded status of the TI plan relating to Defense Business employees was as follows:

                                                     December 31
                                                  1996         1995
                                                -----------------------
                                                   (In Thousands)

        Actuarial present value of accumulated
            postretirement benefit obligation:
            Retirees                          $(123,321)   $(121,049)
            Fully eligible employees             (4,094)      (5,066)
            Other employees                     (39,424)     (41,654)
                                              ---------    ---------
                                               (166,839)    (167,769)
                                              ---------    ---------

        Plan assets at fair value                68,976       43,753
                                              ---------    ---------
        Accumulated postretirement benefit
            obligation in excess of plan assets (97,863)    (124,016)
        Unrecognized net (gain) loss            (12,184)       3,108
        Unrecognized prior service cost          (3,275)      (3,725)
                                              ---------    ---------
        Accrued retiree health care benefit
            costs                             $(113,322)   $(124,633)
                                              =========    =========

         Retiree health care benefit amounts were determined using health care cost trend rates of 7.3% for 1997 decreasing to 5.0% by 2000, and assumed discount rates of 7.25% for 1996 and 7.0% for 1995. Increasing the health care cost trend rates by 1% would have increased the accumulated postretirement benefit obligation at December 31, 1996 by $7.9 million and 1996 plan expense by $.7 million. A trust holding a portion of the plan assets is subject to federal income taxes at a 39.6% rate. The assumed long-term rate of return on plan assets, after taxes, was 7.3%.

         11.  INCOME TAXES

         The operations of the Defense Business are included in the con-solidated income tax returns of TI. Pursuant to the Agreement, TI will retain all income tax liabilities and rights to all tax refunds relating to operations prior to the closing date of the Acquisition. Accordingly, the statements of assets to be ac-quired and liabilities to be assumed do not reflect current or prior period income tax receivables or payables. The income tax provisions included in the statements of income have been determined as if the Defense Business were a separate taxpayer.








                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         11.  INCOME TAXES (CONTINUED)

         The components of the provisions for income taxes were as fol-lows:

                                             1996      1995       1994
                                           ----------------------------
                                                    (In Thousands)
              Current:
                 United States            $ 60,561  $ 37,189   $ 32,413
                 Foreign                     2,305     7,694        825
                 State and local             5,366     3,489      2,706
                                          --------   -------   --------
              Total current                 68,232    48,372     35,944

              Deferred:
                 United States              (2,598)    8,435     19,838
                 State and local               (65)      316        750
                                          --------   -------    -------
              Total deferred                (2,663)    8,751     20,588
                                          --------   -------    -------
              Provision for income taxes  $ 65,569  $ 57,123   $ 56,532
                                          ========  ========   ========

         The effective tax rate was different from the United States statutory rate for the reasons set forth below:

                                                 1996      1995       1994
                                               ----------------------------
              Computed tax at statutory rate   $61,238   $52,149    $54,357
              Effect of U.S. state income taxes  3,424     2,584      2,496
              Effect of non-U.S. rates             783     2,613        280
              Research and experimentation tax
                 credits                          (290)     (579)      (957)
              Other                                414       356        356
                                               -------   -------    -------
              Provision for income taxes       $65,569   $57,123    $56,532
                                               =======   =======    =======







                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         11.  INCOME TAXES (CONTINUED)

         The income tax provisions were calculated based upon the following components of income before income taxes:


                                                   1996    1995      1994
                                                 -------------------------
                                                        (In Thousands)

                   United States income     $ 170,618   $134,480  $ 153,747
                   Foreign Income               4,348     14,518      1,559
                                            ---------  ---------  ---------
                   Total                    $ 174,966  $ 148,998  $ 155,306
                                            =========  =========  =========

         12.  STOCK OPTIONS

         Employees of the Defense Business have stock options outstanding under the Texas Instruments 1996 Long-Term Incentive Plan, approved by TI stockholders on April 18, 1996. Options are also outstanding under the 1984 and 1988 Stock Option Plans and the Texas Instruments Long-Term Incentive Plan; however, no further options may be granted under these plans. Under all these stockholder-approved plans, the exercise price per share may not be less than 100 percent of the fair market value on the date of the grant. Substantially all of the options have a 10-year term and do not become exercisable until after eight years, although exercisability may be accelerated to the extent that earnings per share goals are achieved. Under the terms of the Acquisition as they pertain to these plans, unvested options held by employees of the Defense Business will be canceled and replaced with Raytheon Company options. At December 31, 1996, 279,363 options held by employees of the Defense Business were unvested.

         Employees of the Defense Business also have stock options out-standing under an Employees Stock Option Purchase Plan approved by TI stockholders in 1988. The plan provides for options to be offered to all eligible employees in amounts based on a percentage of the employee's prior year's compensation.
         Options granted become exercisable 14 months, and expire not more than 27 months, from the date of grant. Under the terms of the Acquisition, options under this plan will not be converted to options of the Buyer.







                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         12.  STOCK OPTIONS (CONTINUED)

         Stock option transactions related to the Defense Business were as follows:

                                  LONG-TERM
                                  INCENTIVE            EMPLOYEES
                                     AND     WEIGHTED-   STOCK    WEIGHTED
                                    STOCK     AVERAGE   OPTION    AVERAGE
                                   OPTION    EXERCISE  PURCHASE   EXERCISE
                                    PLANS      PRICE     PLAN      PRICE
                                   ----------------------------------------
         Balance at Dec. 31, 1993  504,300     $17.33  143,025    $29.87
            Granted                222,500      35.32  195,796     41.07
            Forfeited                   --      --     (70,852)    40.42
            Expired                     --      --          --     --
            Exercised             (147,600)     19.28  (86,144)    27.89
                                  ----------------------------------------
         Balance at Dec. 31, 1994  579,200     $23.74  181,825    $38.75
            Granted                261,450      35.65  275,367     59.32
            Forfeited               (4,400)     33.63  (18,838)    54.41
            Expired                     --      --          --     --
            Exercised             (153,600)     20.97  (120,974)   37.62
                                   ----------------------------------------
         Balance at Dec. 31, 1995  682,650     $28.85  317,380    $56.10
            Granted                232,500      45.88  232,880     56.32
            Forfeited               (4,850)     26.16  (99,512)    58.55
            Expired                     --      --          --     --
            Exercised              (17,800)     25.80  (122,074)   51.13
                                  ----------------------------------------
         Balance at Dec. 31, 1996  892,500     $34.58  328,674    $57.36
                                  ========================================

         In accordance with the terms of APB No. 25, the Defense
         Business has recorded no compensation expense for TI stock option awards to employees of the Defense Business. As required by SFAS No. 123, the following disclosures of hypothetical values for stock option awards are provided below.

         The weighted-average grant-date value of options granted during 1996 was estimated to be $18.47 under the Long-Term Incentive Plans (Long-Term Plans) and $12.10 under the Employees Stock Option Purchase Plan (Employees Plan). These values were esti-mated using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected dividend yields of 1.48% (Long-Term Plans) and 1.21% (Employees Plan), expected volatility of 39%, risk-free interest rates of 5.42% (Long-Term Plans) and 6.15% (Employees Plan); and expected lives of 6 years (Long-Term Plans) and 1.5 years (Employees
         Plan). Had compensation expense been recorded based on these hypothetical values, the Defense Business' 1996 net income would have been $105.6 million. A similar computation for 1995 would have resulted in net income of $90.1 million. Because options vest over several years and additional option grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.







                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         12.  STOCK OPTIONS (CONTINUED)

         The balance of options at December 31, 1996 for the Long-Term Plans and Stock Option Plans includes 768,700 options held by current employees and 123,800 options held by employees who retired effective December 31, 1996. Summarized information about stock options outstanding under the Long-Term Plans and Stock Option Plans at December 31, 1996 for current employees of the Defense Business is as follows:

                        OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
------------------------------------------------------------------------------
                                     WEIGHTED-
                                      AVERAGE   WEIGHTED-   NUMBER     WEIGHTED
                       NUMBER        REMAINING   AVERAGE  EXERCISABLE   AVERAGE
      RANGE OF     OUTSTANDING AT   CONTRACTUAL EXERCISE  AT DEC. 31,  EXERCISE
   EXERCISE PRICES  DEC. 31, 1996      LIFE       PRICE      1996        PRICE
------------------------------------------------------------------------------
$   16.41 to 22.38    141,100        3.7 YEARS   $18.65     141,100     $18.65
    27.38 to 45.88    627,600           7.9       38.16     348,237      33.70
------------------------------------------------------------------------------
$   16.41 to 45.88    768,700           7.1      $34.58     489,337     $29.36
==============================================================================


         13.  CONTINGENT LIABILITIES

         The Defense Business is subject to various lawsuits, claims and proceedings arising out of the normal conduct of business. TI management believes the disposition of matters which are pending or asserted will not have a material adverse effect on the financial statements of the Defense Business.

         The Defense Business is included among a number of U.S. defense contractors which are currently the subject of U.S. government investigations regarding alleged procurement irregularities. The Defense Business is unable to predict the outcome of the investigations at this time or to estimate the kinds or amounts of claims or other actions that could be instituted against the Defense Business. Under present government procurement regula-tions, such investigations could lead to a government contrac-tor's being suspended or debarred from eligibility for awards of new government contracts. In the current environment, even matters that seem limited to disputes about contract interpretation can result in criminal prosecution. While criminal charges against contractors have resulted from such investigations, the Defense Business does not believe such charges would be appropriate in its case and has not, at any time, lost its eligibility to enter into government contracts or subcontracts under these regulations.






                                 Defense Business
                        of Texas Instruments Incorporated

                          Notes to Financial Statements

         14.  JOINT VENTURE

         The Defense Business and Lockheed Martin Corporation ("LMC") have formed an unincorporated contractual joint venture ("Joint Venture") to act as the prime contractor for a contract with the US Army Missile Command to design and produce antitank weapon systems. The Defense Business and LMC share profits and losses from the Joint Venture in approximate relationship to the work effort expended by each company. The Defense Business recognized revenue and profit, respectively, from the Joint Venture of $71.6 million and $14.5 million in 1996, $30.4 million and $5.3 million in 1995, and $12.4 million and $1.3 million in 1994. See also Note 2.

         15.  SPECIAL ACTIONS

         Income before provision for income taxes for 1996 includes the effect of a fourth quarter pretax charge of $32 million for voluntary and involuntary severance actions. These actions were essentially completed by year-end 1996 and affected approximately 700 employees of the Defense Business. The pretax charge included approximately $5.6 million associated with a curtailment and settlement for Defense Business employees under the pension and retiree healthcare benefit plans. Accrued severance remaining at December 31, 1996 for these actions amounted to approximately $17.1 million.


                                                                      22